Exhibit 4.11
Amendment No. 2 Dated as of June 23, 2010
(the  “2nd Amendment”)
to that Certain Convertible Loan Agreement Entered into as of April 4, 2006, as amended on July 26, 2006

This 2nd Amendment is entered into by and among Fortissimo Capital Fund GP, L.P., on behalf of the several parallel partnerships in which it serves as the General Partner (the “Lead Lender”), whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel, Shem Basum Ltd., an Israeli company, having its address at 8 Hanna Senesh St., Kfar Saba, Israel (“Beilis”); Mr. Yehuda Zisapel, an individual having his address at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel (“Zisapel”); Michael Chill, an individual having his address at 210 West 89th Street Apt. 4-N, New York, NY 10024, U.S.A. (“Chill” and together with Zisapel, Beilis, and the Lead Lender, the “Lenders”), and Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel (the “Borrower” or the “Company” and together with the Lenders, the “Parties”).

Recitals

Whereas, on April 4, 2004, the Lenders and the Borrower entered into that certain Convertible Loan Agreement (the “Convertible Loan Agreement”), pursuant to which the Lenders have agreed to advance to the Company a convertible loan in the aggregate amount of up to US$750,000 (the “Convertible Loan”), all as set forth in the Convertible Loan Agreement;

Whereas, on July 26, 2006, the Lead Lender, Beilis, Chill and the Borrower executed an Amendment and Addendum to the Convertible Loan Agreement (the Convertible Loan Agreement, as amended, the “CLA”)

Whereas, pursuant to the CLA, the Convertible Loan was due and payable thirty (30) days after the third anniversary of the Remaining Portion Loan Date, as defined therein (the “Maturity Date”);

Whereas, the Lenders, by written notices to the Company dated June 23, 2009 (the “Extension Notices”), agreed to extend the term for the repayment of the Convertible Loan beyond the Maturity Date through June 30, 2010 (the “First Extension Period”), during which First Extension Period the Convertible Loan shall not bear any interest and shall be non-convertible;

Whereas, on October 21, 2009, the Company's board of directors and audit committee resolved, subject to the Company's shareholders approval, to approve an extension to the CLA (the “Extention”) during which:

•	the repayment date of the Convertible Loan principle and interest shall be further extended to August 31, 2011;
•	until payment, the Convertible Loan shall continue to bear interest at 8% per annum, including retroactively during the First Extension Period; and
•	until repayment, the Convertible Loan shall be convertible at the election of the investors, into Preferred A shares, at a conversion price of $0.03 per Preferred A share, and;

Whereas, on December 9, 2009, the Company's shareholders resolved to approve and ratify the aforementioned Extension;

Now, Therefore, in consideration of the mutual agreements, provisions and covenants contained herein, the Parties hereto agree as follows:

1.	Interpretation.

The preamble to this 2nd Amendment shall be deemed an integral part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the CLA. The meaning of capitalized terms which are defined herein shall apply to such terms when used in the CLA.

2.	Amendment of the CLA

The Lenders and the Borrower hereby agree to amend the CLA, as follows:

2.1	Amendment of Section 1.2 of the CLA.

(i)	The reference to “the date which is thirty (30) days after the third anniversary of the Remaining Portion Loan Date” in Section 1.2(a) of the CLA shall be replaced with the following text:

“August 31, 2011”.

(ii)	The reference to “the third anniversary of the Remaining Portion Loan Date” in the first sentence of Section 1.2(b) of the CLA shall be replaced with the following text:

“August 31, 2011”.

3.	Scope of this 2nd Amendment.

This 2nd Amendment hereby replaces the Extension Notices. For avoidance of doubt, the Convertible Loan shall be subject to interest at the rate of 8% per annum during the First Extension Period as well. Except as set forth herein, all provisions of the CLA shall remain in full force and effect in accordance with their terms.

 [Remainder of Page Intentionally Left Blank – Signature Page to Follow]

Signature Page of Amendment to Convertible Loan Agreement

In Witness Whereof, Borrower and Lenders have executed this 2nd Amendment as of the date set forth in the preamble.

Borrower		Lead Lender

Radview Software Ltd.		Fortissimo Capital Fund GP, L.P. By: Fortissimo Capital (GP) Management Ltd., its General Partner

Name:	Jaron Lotan	Name:
Title:	Chairman of the Board	Title:

Name:	Amira Paz
Title:	Vice President of Finance (Principal Financial Officer)

Shem Basum Ltd.

Name:
Title:

Yehuda Zisapel

Michael Chill